Exhibit 5.2

Goodwin Procter LLP 620 Eighth Avenue New York, New York 10018 goodwinlaw.com +1 212 813 8800 October 16, 2026

Robin Energy Ltd.
223 Christodoulou Chatzipavlou Street
Hawaii Royal Gardens,
3036 Limassol
Cyprus

Re:       Securities Registered under Registration Statement on Form F-1

We have acted as counsel to you in connection with your filing of a Registration Statement on Form F-1 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Robin Energy Ltd., a Marshall Islands corporation (the “Company”), of 3,092,783 units (the “Units”) of the Company, each Unit consisting of (i) one common share, par value $0.001 per share (the “Common Share”) of the Company (collectively the “Base Shares”), or one pre-funded warrant to purchase one Common Share at an exercise price equal to $0.001 per share (collectively, the “Base Pre-Funded Warrants”), and (ii) one Class A warrant to purchase one Common Share (the “Base Class A Warrants”), and up to 463,917 additional Common Shares (together with the Base Shares, the “Shares”) and/or pre-funded warrants (together with the Base Pre-Funded Warrants, the “Pre-Funded Warrants”), and/or up to 463,917 additional Class A Warrants (the “Additional Class A Warrants”, together with the Base Class A Warrants, the “Class A Warrants,” and together with the Pre-Funded Warrants, the “Warrants”, and the Common Shares issuable upon exercise of the Warrants, the “Warrant Shares”). The Units and Warrants (together, the “Securities”) are being sold pursuant to the terms of the Underwriting Agreement (the “Underwriting Agreement”) to be entered into by and among the Company and Maxim Group LLC, as representative of the underwriters.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below.  We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the laws of the State of New York.

Robin Energy Ltd.
October 16, 2026

For purposes of the opinions set forth below, without limiting any other exceptions or qualifications set forth herein, we have assumed that (i) the Warrants and the warrant agreements will be governed by the internal law of New York, (ii) the Common Shares included in the Units, all Warrants and all Warrant Shares have been, or prior to their issuance will have been, duly authorized for issuance at a price per security equal to the price provided in the Underwriting Agreement, and (iii) after the issuance of any Securities offered pursuant to the Registration Statement, the total number of issued Common Shares together with the total number of Common Shares issuable upon the exercise, exchange, conversion or settlement, as the case may be, of any exercisable, exchangeable or convertible security (including without limitation any Warrant), then outstanding, will not exceed the total number of authorized Common Shares available for issuance under the Company’s organizational documents as then in effect (the “Charter”).

For purposes of the opinions set forth below, we refer to the following as the “Future Authorization and Issuance”: (a) the authorization by the Company of the amount, terms and issuance of the Warrants and Units in accordance with the Charter and all applicable laws other than the internal law of New York (the “Authorization”) and execution of any agreement under which such securities are to be issued; (b) the establishment of the terms of such securities and the issuance of such securities in conformity with those terms, the terms of any applicable agreement and all applicable laws other than the internal law of New York and the execution, authentication and issuance of the Securities in accordance with the Authorization; and (c) the receipt by the Company of the consideration to be paid therefor in accordance with the Authorization and the Underwriting Agreement.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, when the Securities have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, the Securities will constitute valid and legally binding obligations of the Company in accordance with their terms.

The opinion expressed above is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.2 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP
GOODWIN PROCTER LLP